Exhibit 99.1
November 22, 2005
Re:     Amendment to the Investment Agreement
Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, PA 19610
Attention: Jay S. Sidhu
Facsimile: (610) 208-6143
Ladies and Gentlemen:
     Reference is made to (i) the Agreement and Plan of Merger, dated as of October 24, 2005 (the “Merger Agreement”), among Sovereign Bancorp, Inc., a Pennsylvania corporation (“Sovereign”), Iceland Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Sovereign, and Independence Community Bank Corp. ( “ICBC”) and (ii) the Investment Agreement, dated as of October 24, 2005 (the “Investment Agreement”), between Banco Santander Central Hispano, S.A., a Spanish sociedad anónima, and Sovereign. Capitalized terms used in this letter agreement and not otherwise defined herein shall have the meanings given such terms in the Investment Agreement.
     Pursuant to Section 7.9 of the Merger Agreement, ICBC hereby consents to the amendment to the Investment Agreement in the form attached hereto as Exhibit A (the “Amendment”).
     In connection with the Amendment, and as a condition to ICBC’s willingness to grant the consent set forth in this letter agreement, Sovereign hereby agrees that (i) it will not take (or permit its Company Representatives to take or cause to be taken) any Defense Removal Action or Agreement Action except in connection with the execution and delivery of a definitive agreement with respect to an Alternative Transaction Proposal to be entered into by Sovereign and one or more Third Parties (collectively, the “Other Party”) in compliance with the Investment Agreement, as amended by the Amendment, and (ii) any such definitive agreement will (A) reconfirm the validity and enforceability of the Merger Agreement, (B) make proper provision (in form and substance reasonably satisfactory to Independence) to the effect that if Sovereign shall not be the surviving entity of the transaction provided for in such agreement or if substantially all of Sovereign’s assets shall be transferred to another entity in connection with such transaction, then the successor or transferee entity shall assume in full all of the liabilities and obligations of Sovereign in the Merger Agreement and (C) provide for a covenant or covenants by such Other Party that such Other Party will cause Sovereign to perform its obligations under the Merger Agreement on a timely basis (including by such Other Party providing to Sovereign such funds as may be necessary to permit Sovereign to pay the Merger Consideration (as defined in the Merger Agreement) when due under the Merger Agreement.
     Without limiting any other remedies ICBC may have under applicable law, any breach of any of the provisions of this letter agreement shall have the same effect as a breach of Sovereign’s obligations under the Merger Agreement and ICBC shall be entitled to all of the remedies set forth in the Merger Agreement in respect of such breach of this letter agreement.
     The provisions of Article X of the Merger Agreement shall be deemed to be incorporated into this letter agreement as if fully set forth herein. Except as expressly set forth above, this letter agreement shall not constitute a waiver or other modification of any rights of ICBC under the Merger Agreement, which shall continue in full force and effect in accordance with its terms as modified by this letter agreement. This letter agreement may be executed in counterparts, each of which shall constitute together one and the same instrument.
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Sincerely, INDEPENDENCE COMMUNITY BANK CORP.
By:	/s/ Alan H. Fishman
	Name:	Alan H. Fishman
	Title:	President and Chief Executive Officer

Agreed and Accepted: SOVEREIGN BANCORP, INC.
By:	/s/ Jay S. Sidhu
	Name:	Jay S. Sidhu
	Title:	Chairman, President and Chief Executive Officer

cc:	Joseph M. Harenza Lee Meyerson